Exhibit 4.1

Debenture No. 001

$2,946,646.00

SOUTHEASTERN BANK FINANCIAL CORPORATION

8% SUBORDINATED DEBENTURE
DUE May 14, 2014

SEE THE ATTACHED PAGES FOR THE DEBENTURE AGREEMENT. THE PROVISIONS ON PAGES 2 THROUGH 7 FOLLOWING AND ATTACHED TO THIS CERTIFICATE ARE INCORPORATED HEREIN AS IF SET FORTH ON THE FACE OF THIS CERTIFICATE.

Southeastern Bank Financial Corporation, a Georgia corporation, (the “Company”) promises to pay, subject to the terms of the Debenture Agreement, to R. W. Pollard Enterprises, LLLP or registered assigns (such holder, or any registered assignee, is hereinafter the “Holder”), the principal sum of Two million Nine Hundred Forty-six Thousand Six Hundred Forty-six Dollars and NO/100 ($2,946,646.00) on May 14, 2014.

The Company also promises to pay, subject to the terms of the Debenture Agreement, to the Holder interest on the principal amount of this Debenture at a simple interest rate per annum equal to 8%, computed on the basis of a 365-day year and on the actual number of days elapsed. Interest shall be paid quarterly in arrears commencing June 30, 2009 and on the last day of each calendar quarter thereafter to the Holder of record on the third business day immediately preceding the end of said quarter until payment of such principal sum has been duly made and provided for. If June 30, 2009 or the last day of any calendar quarter is not a business day, interest shall be paid on the next business day.

Southeastern Bank Financial Corporation

Original Issue Date: May 14, 2009

By: /s/ R. Daniel Blanton
R. Daniel Blanton
President

[CORPORATE SEAL]

Attest: /s/ Ronald L. Thigpen
Ronald L. Thigpen
Assistant Secretary

THIS DEBENTURE IS NOT SECURED, IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THE SECURITIES REPRESENTED BY THIS DEBENTURE (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 (THE “1933 ACT”) AND STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD OTHER THAN (1) PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND STATE SECURITIES LAWS OR (2) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE 1933 ACT, AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), for value received, hereby promises to pay on May 14, 2014 (the “Maturity Date”) to R. W. Pollard Enterprises, LLLP (such holder, or any registered assignee, is hereinafter the “Holder”), the principal sum of Two Million Nine Hundred Forty-six Thousand Six Hundred Forty-six and NO/100 United States Dollars ($2,946,646.00) with interest on such principal sum, in accordance with the terms of this Debenture from the Original Issue Date until payment of such principal sum has been made or duly provided for.

1. Issue. This is a single Subordinated Debenture that is in registered form, in an aggregate principal amount of $2,946,646.00. The date on which this Debenture was issued is the “Original Issue Date.”

2. Interest.

(a) Interest Rate. The Company promises to pay interest on the principal amount of this Debenture at a simple interest rate per annum equal to 8%, computed on the basis of a 365-day year and on the actual number of days elapsed.

(b) Interest Payment Schedule. Interest shall be paid quarterly in arrears commencing June 30, 2009, and on the last day of each calendar quarter thereafter to the Holder of record on the third business day immediately preceding the end of said quarter until the Maturity Date. If June 30, 2009 or the last day of each calendar quarter thereafter is not a business day, interest shall be paid on the next business day.

3. Redemption. Subject to any required approval by the Georgia Department of Banking and Finance or the Federal Reserve Bank of Atlanta, the Company may redeem this Debenture, in whole or in part, at any time after the three-year anniversary of the Original Issue Date by paying to the Holder the principal sum plus any accrued and unpaid interest. The Company shall provide to the Holder written notice, in accordance with Section 10, of the Company’s intention to redeem this Debenture at least ten (10) prior to the date on which the Company intends to redeem this Debenture.

4. Subordination, Etc.

(a) Agreement to Subordinate. The Holder agrees that the payment of the principal of and interest accrued on this Debenture is subordinate and junior in right of payment to the claims of creditors, except for the holders of debentures or other indebtedness equal or junior in priority and right of payment to this Debenture. In the event of liquidation of the Company, all creditors of the Company, except holders of debentures or other indebtedness equal or junior in priority and right of payment to this Debenture, shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal or interest on this Debenture. After payment in full of all sums owing to such creditors of the Company, the Holder of this Debenture shall be entitled to be paid from the remaining assets of the Company the unpaid principal amount of the Debenture plus accrued and unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock of the Company. The Company reserves the right to issue from time to time other capital notes, debentures, and other instruments evidencing indebtedness that shall be equal in priority and right of payment to this Debenture. This Debenture shall in no case be subject to any assessment, and the Holder of this Debenture shall not be liable for any debts, contracts, or engagements of the Company, nor for assessments to restore impairments in the capital of the Company.

(b) Ineligible as Collateral. The Holder understands and agrees that this Debenture is ineligible to serve as collateral for a loan made by the Company or any of its affiliates.

(c) No Right of Offset. The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

5. Successors to the Company.

(a) Conditions Applicable to Successors. The Company shall not merge with or into, enter into a share exchange with, or sell all or substantially all of its assets to, any person unless:

(i) the person is a bank, corporation, partnership, trust, or limited liability company,

(ii) such person executes and delivers to the Holder a copy of an instrument pursuant to which such person assumes the due and punctual payment of the principal of and interest on the Debenture and the performance and observance of all the obligations of the Company under the Debenture, and

(iii) immediately after giving effect to the transaction, no Event of Default (as defined in Section 6 hereof) and no event, which after notice or lapse of time or both would become an Event of Default, shall have occurred.

(b) Successor As Company. Upon compliance with this Section 5, the Successor shall succeed to and be substituted for the Company under this Debenture with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Debenture.

(c) Company as Survivor. Nothing in this Debenture shall prevent any merger in which the Company is the surviving corporation, any acquisition by the Company by purchase or otherwise of all or any part of the assets of any other person, and no such merger or acquisition shall require compliance with this Section 5.

6. Events of Default and Remedies.

(a) Events of Default. As used herein, an “Event of Default” hereunder occurs if:

(i) the Company defaults in the payment of interest when the interest becomes due and payable and the default continues for a period of thirty (30) days;

(ii) the Company fails to comply with any of its other agreements or covenants contained in this Debenture and the failure is not cured within thirty (30) days after the Company receives written demand from the Holder to remedy the failure;

(iii) the Company fails to make any payment due on any indebtedness of the Company that causes the acceleration of such indebtedness, or the Company fails to perform or observe any other provision contained in any other indebtedness of the Company or in any agreement securing or relating to any indebtedness of the Company, if the failure results in the acceleration of such indebtedness;

(iv) the Company shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due or shall become insolvent and shall suspend payments of its obligations;

(v) there shall be entered a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of the Company under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Company or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of the Company and any such decree or order shall continue in effect for a period of forty-five (45) consecutive days; or

(vi) the Company shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Company shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Company or of any substantial part of properties, or the Company shall fail generally to pay its debts as such debts become due, or the Company shall take any corporate action in furtherance of any such action.

(b) General Remedies of Holders. Upon the occurrence of an Event of Default described in Section 6(a)(i) — (vi) hereof, the Holder of this Debenture may at any time thereafter (unless all defaults theretofore have been remedied), at its option, by action or suit in equity, enjoin any acts or things that may be unlawful or in violation of the rights of the Holder of this Debenture.

(c) Remedies of Holders upon Insolvency or Bankruptcy. Upon the occurrence of an Event of Default described in Section 6(a)(iv) — (vi) hereof, the Holder of this Debenture may at any time thereafter (unless all defaults theretofore have been remedied), at its option, do any one or more of the following

(i) by written notice delivered to the Company, declare the principal of and interest accrued on this Debenture to be immediately due and payable, whereupon all such amounts shall immediately become absolute and due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Debenture to the contrary notwithstanding;

(ii) by mandamus or other suit, action, or proceeding at law or in equity, enforce the payment of the principal of or interest on this Debenture, or for the specific performance of any covenant or agreement contained herein;

(d) Default Rate of Interest. Following the occurrence of any Event of Default, the interest rate otherwise applicable to the outstanding principal amount of the Debenture shall increase by two percent (2%).

(e) Attorneys’ Fees. In the event this Debenture is collected by law or through an attorney at law, the Holder shall be entitled to actual expenses incurred by the Holder in seeking to collect the Debenture, including reasonable attorneys’ fees.

(f) Effect of Delay. A delay or omission by the Holder of this Debenture in exercising any right or remedy arising upon an Event of Default shall not impair such right or remedy or constitute a waiver of or an acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

7. Office for Registration. The Company shall maintain an office where the Debenture shall be surrendered or presented for registration of transfers or exchanges. This office shall be at 3530 Wheeler Road, Augusta, Georgia 30909, until further notice from the Company to the Holder. The Company shall keep a register of the Debenture and of its transfer and exchange, including the names and addresses of holders of the Debenture. Upon three (3) business days’ written request, the Company shall permit the Holder or its duly authorized representative to inspect such register. The Holder shall give the Company notice of any change in the Holder’s address to the office indicated in this Section 7 or any different office as to which the Company notifies the Holder. Upon written notice to the Holder, the Company may change the address of the office to be maintained by the Company pursuant to this Section 7 or appoint one or more co-registrars, stock registrars, or paying agents to assist the Company in performing the Company’s functions under this Debenture.

8. Exchange, Transfer, Replacement or Cancellation.

(a) Exchange. This Debenture may be exchanged for an equal principal amount of Debentures upon written request to the Company accompanied by surrender of this Debenture to the Company at the office described in Section 7 hereof or to an agent designated for that purpose. Any Debenture issued in exchange for this Debenture shall be entitled to all the rights of this Debenture.

(b) Restrictions on Transfer. This Debenture may not be transferred or resold without compliance with the conditions specified in this Section 10(b), which conditions are intended to insure compliance with the provisions of the Securities Act of 1933, as amended (the “1933 Act”). Prior to any proposed transfer or sale of this Debenture, the Holder hereof shall give written notice to the Company of the proposed disposition. This Debenture may not be transferred or resold other than (1) pursuant to an effective registration or an exemption therefrom under the 1933 Act and state securities laws or (2) upon receipt by the Company of evidence satisfactory to it of compliance with the 1933 Act and the applicable securities laws of any state or other jurisdiction. The Company shall be entitled to require an opinion of counsel reasonably satisfactory to the Company with respect to compliance with the 1933 Act and the applicable securities law of any state or other jurisdiction. The Holder shall cause any proposed transferee of such securities held by the Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 8. The Company or any registrar appointed by the Company to serve as transfer agent may require the Holder to furnish appropriate endorsements and/or transfer documents, including information regarding any proposed transferee’s name, address, and social security or taxpayer identification number, and to pay any issue or transfer taxes or fees as may be required by law. The registered Holder of this Debenture may be treated as its owner for all purposes.

(c) Replacement Debentures. If the Holder claims that this Debenture has been lost, destroyed, or wrongfully taken, the Company shall issue a replacement Debenture upon (i) receipt of any indemnity bond or other assurance requested by the Company to protect it from any loss that it may suffer by reason of such replacement or subsequent presentment of the original Debenture and (ii) payment of any expenses reasonably incurred by the Company in replacing this Debenture.

9. Amendments and Waivers.

(a) Amendment of Debenture. Except as otherwise provided in Section 6(b) hereof, and subject to any necessary approval by the Georgia Department of Banking and Finance or the Federal Reserve Bank of Atlanta (or successor agencies), the Debenture may, with the consent of the Company and the Holder, be amended or any provision, past default, or non-compliance thereof waived; provided, however, that, without the consent of the Holder, no such amendment or waiver may:

(i)	reduce the rate of or change the time for payment of interest on the Debenture;

(ii)	reduce the amount of principal or extend the maturity of the Debenture;

(iii)	make any change in this Section 9(a) or Section 6 hereof; or

(iv)	make any change in Section 4 hereof that adversely affects the rights of the Holder.

(b) Effectiveness of Amendments. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Debenture so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Debenture, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Debenture is not issued, such amendment or waiver and any consent given thereto by a Holder of this Debenture shall be binding according to its terms on any subsequent Holder of this Debenture.

(c) Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof, the Company may amend or supplement this Debenture without the consent of the Holder to cure any ambiguity, defect, or inconsistency or to provide for an uncertificated Debenture in addition to or in place of a certificated Debenture, or to make any change that does not materially adversely affect the rights of the Holder.

10. Notices. Any notice or communication hereunder shall be in writing and delivered by first-class mail, return receipt requested, to the Holder at its address shown in the register kept by the Company or any co-registrar appointed by the Company and to the Company at the address of its office to be maintained pursuant to Section 8 hereof. Failure to mail, or any defect in, a notice or communication to any other holder of the Debenture shall not affect its sufficiency with respect to the Holder. If a notice or communication is mailed to the Holder in the manner provided above within the time prescribed, it shall be deemed duly given and effective on the fifth (5th) business day after it was deposited in the mail, whether or not the Holder actually receives it.

11. No Recourse Against Others. No director, officer, employee, or shareholder of the Company shall have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of this Debenture by accepting the Debenture waives and releases all such liability and such waiver and release are part of the consideration for the issuance of the Debenture.

12. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of Georgia.

[CORPORATE SEAL]

Southeastern Bank Financial Corporation

ATTEST:

By: /s/ R. Daniel Blanton
R. Daniel Blanton
President

/s/ Ronald L. Thigpen
Ronald L. Thigpen
Assistant Secretary

ASSIGNMENT FORM

If you, the Holder, would like to assign this Debenture, complete the form below:

I/we assign and transfer this Debenture to

(Insert assignee’s social security
or tax ID number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                      agent to transfer this Debenture on the books of the Company. The agent may substitute another to act for him or her.

Holder’s signature:
Second signature,

if required:	(Sign exactly as your name appears on the face of this Debenture)

Date:

Signature guaranteed by state or national bank or New York Stock Exchange member firm: